Exhibit 10.1

AGREEMENT OF PURCHASE AND SALE

BETWEEN

KINGSTON BEDFORD JOINT VENTURE LLC,

a Delaware limited liability company, as SELLER

AND

FIRST STATES INVESTORS 228, LLC,

a Delaware limited liability company, as BUYER

Dated: _January 30, 2004

i

AGREEMENT OF PURCHASE AND SALE

THIS AGREEMENT OF PURCHASE AND SALE (“Agreement”) dated as of January 30, 2004 is between Kingston Bedford Joint Venture LLC, a Delaware limited liability company (“Seller”), and First States Investors 228, LLC, a Delaware limited liability company.

RECITALS

A. Seller is the owner of a certain tract of land comprised of two (2) parcels of property, together with a 36 story office tower (the “Building”) and an underground five (5) story parking garage (the “Garage”) and other improvements thereon, collectively known as State Street Financial Center, One Lincoln Street, Boston, Suffolk County, Massachusetts.

B. Seller is the landlord under that certain lease (the “State Street Lease”) with SSB Realty LLC (the “State Street Tenant”) pursuant to which Seller leased to the State Street Tenant that portion of the Building more particularly described in such Lease.

C. Seller desires to sell the Property (as hereinafter defined), including, without limitation, Seller’s interest in the State Street Lease, to Buyer, and Buyer desires to acquire the Property from Seller.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth in this Agreement, and for other valuable consideration, the receipt and sufficiency of which is each hereby acknowledged, Seller and Buyer agree as follows:

1.	AGREEMENT TO BUY AND SELL.

Seller shall sell and convey to Buyer, and Buyer shall purchase and accept from Seller, all of Seller’s right, title, estate, and interest in and to:

(a) the land described on Schedule 1(a), which is attached to and made a part of this Agreement, together with all easements, privileges, and appurtenant rights belonging or in any way appertaining to the land (collectively, the “Land”);

(b) the Building, Garage and other improvements, and all fixtures attached to the Land and buildings (collectively, the “Improvements”, and together with the Land, the “Real Property”);

(c) such furnishings, furniture, equipment, supplies, and other personal property, if any, as are owned by Seller and are currently located in or on the Real Property and used exclusively in the operation or maintenance of the Real Property, but excluding those items of personal property which are owned by tenants, licensees, the operator of the Garage or other third parties or which may be removed by such parties under the terms of their leases or which are located in Seller’s or Seller’s agent’s property management office, if any, on the Real Property (collectively, the “Personal Property”).

The Personal Property is conveyed subject to depletions, replacements and additions in the ordinary course of Seller’s business;

(d) the State Street Lease and all other leases and tenancies affecting the Real Property, including, without limitation, those leases and tenancies described on Schedule 1(d), which is attached to and made a part of this Agreement (collectively, the “Tenant Leases”);

(e) all other agreements, contracts, and contract rights pertaining to the Property to the extent assignable, including without limitation, those described on Schedule 1(e), which is attached to and made a part of this Agreement (collectively, the “Service Contracts”); and

(f) all intangible property owned by Seller and used in connection with the Real Property and Personal Property, including all trademarks and trade names used in connection with the Property, all plans and specifications, if any, in the possession of Seller which were prepared in connection with the construction of the Improvements and all licenses, permits and warranties now in effect with respect to the Property, all to the extent assignable (collectively, the “Intangible Property”).

The Real Property, the Personal Property, the Tenant Leases, the Service Contracts and the Intangible Property are collectively referred to in this Agreement as the “Property”.

2.	PURCHASE PRICE.

(a) Subject to the charges and prorations set forth in Section 12 of this Agreement, Buyer shall pay to Seller at Closing (as hereinafter defined) the sum of Seven Hundred Five Million and 00/100 Dollars ($705,000,000) (the “Purchase Price”) for the purchase of the Property. The Purchase Price shall be payable by wire transfer of immediately available federal funds to a bank account designated by Seller to Buyer in writing prior to the Closing. To enable Seller to make conveyance as herein provided, Seller may, at the Closing, use the purchase money or any portion thereof to clear the title of any or all encumbrances or interests, provided that provision reasonably satisfactory to Buyer’s and Buyer’s lender’s attorneys is made at the Closing for prompt recording of all instruments so procured.

(b) Contemporaneously with the execution and delivery of this Agreement by both parties, Buyer shall deposit the sum of Thirty-Five Million Two Hundred Fifty Thousand and 00/100 Dollars ($35,250,000) (the “Deposit”) with Escrow Agent (as hereinafter defined). If Buyer closes the transactions contemplated by this Agreement, the Deposit shall be applied to the Purchase Price. The Escrow Agent shall hold the Deposit in an interest-bearing account. Seller shall be entitled to any interest earned on the Deposit, except that Buyer shall be entitled to such interest if (a) Seller breaches its material obligations under this Agreement and, as a result thereof, Buyer does not purchase the Property as provided by this Agreement, or (b) Seller is unable to convey marketable title to the Property in accordance with the provisions of this Agreement and, as a result thereof, Buyer does not purchase the Property as provided by this Agreement.

3.	ESCROW AGENT.

Chicago Title Insurance Company, 1601 Market Street, Philadelphia, Pennsylvania (“Escrow Agent” or “Title Company”) shall serve as escrow agent for the transaction contemplated in this Agreement (“Escrow Agent”) pursuant to the terms of the escrow agreement (the “Escrow Agreement”) attached hereto as Schedule 3.

4.	TITLE; SURVEY.

(a) For Buyer’s convenience, Seller has (i) attached hereto as Schedule 4(a) a commitment by Fidelity National Title Insurance Company of New York to issue an owner’s policy of title insurance insuring the Real Property (the “Title Commitment”) and (ii) has delivered to Buyer an ALTA survey (the “Survey”) provided with respect to the Real Property entitled “State Street Financial Center – ALTA/ACSM Land Title Survey in Boston, Massachusetts” dated December 17, 2003, prepared by Gunther Engineering, Inc. All matters set forth in or disclosed by the Title Commitment and Survey are deemed approved by Buyer as “Permitted Exceptions” except as otherwise provided in paragraph 4(d) below.

(b) With respect to any continuation of the Title Commitment obtained by Buyer subsequent to the date of the Title Commitment, Buyer shall deliver to Seller, within one (1) business day of receipt of such continuation or update, a copy of such continuation or update together with a written statement by Buyer of any objections to title which have appeared for the first time in such continuation or update and relate to matters first arising after the date of the Title Commitment (collectively, a “Title Objection”). If any matter is unsatisfactory, Buyer must specify in such written notice (the “Title Notice”) the reason such matter(s) are not satisfactory and the curative steps necessary to remove the basis for Buyer’s disapproval. The parties shall then have until three (3) business days after the Title Notice (the “Response Date”) to make such arrangements or take such steps as they shall mutually agree to satisfy Buyer’s objections(s); provided, however, that Seller shall have no obligation whatsoever to expend or agree to expend any funds, to undertake or agree to undertake any obligations or otherwise to attempt to cure or agree to attempt to cure any Title Objections, and Seller shall not be deemed to have any obligation to attempt to cure any such matters unless Seller expressly undertakes such an obligation by a written notice to or written agreement with Buyer given or entered into on or prior to the Response Date and which recites that it is in response to a Title Notice. Buyer’s sole right with respect to any Title Objections contained in a Title Notice which Seller has not agreed to satisfactorily resolve shall be to elect on or before the date which is one business day after the Response Date to terminate this Agreement in accordance with Section 5(f) hereof, in which event the Deposit, and all interest thereon, shall be returned to Buyer, and neither party shall have any further liability to the other hereunder, except at otherwise provided herein. All Title Objections not included in a Title Notice given by Buyer to Seller or with respect to which a timely

Title Notice is given but Seller fails to expressly agree to attempt to cure as provided above shall be deemed approved by Buyer as “Permitted Exceptions” as provided in paragraph (c).

(c) At the Closing, Seller shall convey title to the Property to Buyer by Massachusetts statutory quitclaim deed (the “Deed”), duly executed and acknowledged by Seller and in proper form for recording, conveying good and clear record marketable fee simple title to the Real Property to Buyer (or its nominee if specified in written notice from Buyer to Seller delivered at least seven (7) days prior to the Closing), subject to no exceptions other than (i) matters created by or to be assumed by Buyer; (ii) matters specifically set forth in this Agreement, including without limitation the 88 Kingston Easement Agreement, as defined below, if applicable; (iii) zoning, building ordinances and bylaws and provisions of existing and future laws, regulations, restrictions, requirements, ordinances, resolutions and orders (including, without limitation, any relating to building, zoning and environmental protection) as to the use, occupancy, subdivision or improvement of the Real Property; (iv) general and special real estate taxes and assessments that are a lien on the date of Closing, but are not yet due and payable; (v) legal roadways and highways; (vi) covenants, conditions, restrictions, agreements and easements of record that do not unreasonably interfere with the use of the Property as currently used; (vii) nonmaterial encroachments over a building setback or property line, a prohibited encroachment of a nonmaterial nature over any easement or any other matter which does not materially interfere with the use of the Real Property; (viii) interests of tenants in possession; (ix) the leases set forth in the schedule of Tenant Leases attached as Exhibit 1(d) hereto, and any other leases consented to by Buyer in accordance with Section 7(a) below; (x) any state of facts that a personal inspection of the Real Property might disclose; (xi) easements or claims of easements not shown by the public records; (xii) any lien or encumbrance encumbering the Real Property as to which Seller shall deliver to Buyer, or to Buyer’s Title Company at or prior to the Closing, payment sufficient to satisfy the obligations secured by such lien or encumbrance (in the case of liens or encumbrances, if any, which secure the payment of money) or proper instruments, in recordable form, which upon recordation will cancel such lien or encumbrance, together with any other instruments necessary thereto and the cost of recording and canceling the same; (xiii) any lien or encumbrance as to which the Title Company will insure, or commit to insure, Buyer against loss or forfeiture of title to, or collection from, the Real Property without additional cost to Buyer, whether by payment, bonding, indemnity of Seller or otherwise; and (xiv) the Permitted Exceptions. All of the foregoing exceptions shall be referred to collectively as the “Conditions of Title”.

(d) Notwithstanding the foregoing, however, Seller agrees to discharge any mortgage liens and other voluntary encumbrances securing the payment of money due and owing by Seller which currently exist or which may be placed on the Property by Seller at any time up to and including the date of Closing (collectively, “Monetary Liens”).

(e) By acceptance of the Deed and the Closing of the purchase and sale of the Property, (i) Buyer agrees it is assuming for the benefit of Seller all of the obligations of

Seller with respect to the Conditions of Title from and after the Closing, and (ii) Buyer agrees that Seller shall have conclusively satisfied its obligations with respect to title to the Property. The provisions of this Section 4 shall survive the Closing.

5.	BUYER’S DUE DILIGENCE.

(a) Without expanding or extending Buyer’s rights with respect to inspection of title and survey matters governed by the foregoing Section 4, Buyer shall have five (5) business days after the execution of this Agreement (the “Due Diligence Period”) to make such inquiries and review such documents reasonably necessary to ascertain that (i) all governmental permits and approvals required for the construction of the Improvements were obtained, and such construction was performed in accordance with such permits and approvals, and (ii) the Property is in compliance with all material environmental laws and regulations applicable to the Property. Buyer shall undertake such inquiries and reviews with commercially reasonable diligence and effort. Buyer shall have reasonable access to the Property, subject to the terms of the State Street Lease, for the purpose of making, at Buyer’s sole cost and expense, surveys, inspections and other investigations on business days upon at least forty-eight (48) hours prior written notice to Seller. Buyer shall conduct such inspections in a manner not disruptive to tenants or to the operation of the Property.

(b) Prior to any entry to perform any soils or other intrusive on-site testing, Buyer shall give Seller written notice thereof, including the identity of the company or persons who will perform such testing and the proposed scope of the testing. Seller shall have the right to approve or disapprove, in Seller’s sole discretion, such proposed soils or other intrusive testing within three (3) business days after receipt of such notice. If Buyer or its agents, employees or contractors take any sample from the Property in connection with any such approved testing, Buyer shall provide to Seller a portion of such sample being tested to allow Seller, if it so chooses, to perform its own testing. Seller or its representative may be present to observe any testing or other inspection performed on the Property. Upon the request of Seller, Buyer shall promptly deliver to Seller copies of any reports relating to any testing or other inspection of the Property performed by Buyer or its agents, employees or contractors. Buyer shall not contact any governmental authority without first obtaining the prior written consent of Seller thereto, and Seller, at Seller’s election, shall be entitled to have a representative on any phone or other contact made by Buyer to a governmental authority and present at any meeting by Buyer with a governmental authority.

(c) Seller has made available for inspection by Buyer copies of such of the following respecting the Property as Seller currently maintains in its possession: (i) as-built plans and specifications with respect to completed portions of the Improvements; (ii) soil tests; (iii) the Tenant Leases; (iv) the Service Contracts; (v) construction and other warranties still in effect; (vi) operating statements for the period beginning July 1, 2003 through December 31, 2003; (vii) an inventory list of Personal Property; (viii) the real and personal property tax bills for the current tax year; (ix) the utility bills for the period beginning July 1, 2003 through December 31, 2004; (x) environmental and engineering reports; and (xi) licenses and permits or certificates of occupancy or other documents required for construction of the Improvements built to date and occupation of the Building as, and to the extent, presently used. Buyer agrees that all such documentation and any other instruments or information in respect of the Property provided by Seller or Seller’s agents or representatives to Buyer or Buyer’s agents or representatives and all test and inspection results and reports (collectively, the “Due Diligence Materials”) shall be and remain the property of Seller, unless Buyer consummates the purchase of the Property hereunder, and that until such time, Buyer agrees not to permit unauthorized access to such information and further agrees to take reasonable steps to protect the confidentiality of such information.

(d) Except as otherwise expressly set forth herein, Seller makes no representations or warranties as to the truth, accuracy or completeness of any of the Due Diligence Materials, including without limitation the contents of Seller’s books and records, the Leases, the Service Contracts, rent rolls or income and expense statements, supplied to Buyer in connection with Buyer’s inspection of the Property. It is the parties’ express understanding and agreement that all such Due Diligence Materials were provided by Seller solely for Buyer’s convenience in making its own examination as to whether it wishes to purchase the Property, and, in making such examination and determination, Buyer shall rely exclusively on its own independent investigation and evaluation of the Property and not on any materials supplied by Seller.

(e) During the term of this Agreement, Buyer may not contact any tenant of the Property or any public officials without Seller’s prior written consent.

(f) If, on or before the expiration of the Due Diligence Period, Buyer discovers that that the condition described in paragraph (a) above is not satisfied and that the cost to remedy the unsatisfied condition or the defect giving rise to such failure to satisfy any such condition or defect, excluding the cost of soil disposal as expressed in Section 5(i) below) is in excess of Three Million & 00/100 Dollars ($3,000,000.00), then Buyer shall have the right to terminate this Agreement by delivering to Seller written notice of such termination, which notice shall set forth with specificity and provide reasonably detailed evidence to support its conclusion that one or both of such conditions are not satisfied and that the cost to remedy the condition or defect giving rise to such failure to satisfy any such condition is in excess of Three Million & 00/100 Dollars ($3,000,000.00). In response to such notice, Seller shall have the right, at its option, to avoid such termination by curing the defect, in which event Closing shall be extended for such period, not to exceed forty-five (45) days, as Seller may reasonably require in order to effect the cure, or Seller may elect to offer to Buyer a credit against the Purchase Price in the amount necessary to effect such cure in excess of Three Million & 00/100 Dollars ($3,000,000.00), as such amount shall be reasonably determined by Seller and Buyer. If Seller declines to cure the defect, Buyer may, at its option, proceed to Closing and accept, if offered by Seller, the amount in excess of Three Million & 00/100 Dollars ($3,000,000.00) required to effect the cure, or Buyer may terminate this Agreement in accordance with the terms hereof, in which event, Buyer shall return to Seller all Due Diligence Materials, Escrow Agent shall return to Buyer the Deposit and all interest thereon, and neither party shall have any further liability to the other hereunder, except as otherwise provided herein unless, within five (5) business days of Seller’s receipt of Buyer’s notice of termination, Seller notifies Buyer and Escrow Agent that Buyer’s election to terminate this Agreement has not been made in compliance with the requirements of this Section 5, in which event the provisions of the Escrow Agreement shall govern.

(g) Buyer shall maintain, and shall assure that its contractors maintain, commercial general liability and property insurance with a reputable insurer licensed in the state in which the Property is located, with a Best’s rating of A-X or better in amounts and in form and substance reasonably satisfactory to Seller to insure against all liability of Buyer and its agents, employees or contractors, arising out of any entry or inspections of the Property pursuant to the provisions hereof, and Buyer shall provide Seller with evidence of such insurance coverage upon request by Seller. Any such policy shall include a contractual liability endorsement which insures Buyer’s indemnity obligations hereunder. At a minimum, such liability insurance shall provide minimum limits of liability of One Million Dollars ($1,000,000) per occurrence, Two Million Dollars ($2,000,000) aggregate, with an umbrella excess liability policy in minimum amount of Five Million Dollars ($5,000,000) per occurrence bodily injury/ property and Five Million Dollars ($5,000,000) aggregate damage/ occurrence. Buyer shall (i) indemnify, defend and hold Seller harmless from and against any and all liability, claims, demands, damages or expenses of any kind, including attorneys’ fees, caused directly or indirectly by, or in any manner relating to, such entry upon the Property or the making of such tests and investigations or for any damages to the Property caused thereby and (ii) restore the Property as nearly as practicable to the condition existing immediately prior to the performance of such tests and investigations. This subsection 5(g) shall survive the termination of, or the closing of the transactions contemplated by, this Agreement.

(h) If the Closing does not take place for any reason whatsoever, Buyer shall not, directly or indirectly, disclose to any person or party or use in any manner any Due Diligence Materials or any other information of Seller acquired by Buyer with respect to Seller or the Property. Upon termination of this Agreement for any reason other than Closing, and as a condition precedent to the return of the Deposit (if applicable), Buyer shall return to Seller any and all Due Diligence Materials, including, without limitation, copies of all surveys, tests and investigations prepared by or for the benefit of Buyer in connection with the Property. This subsection 5(h) shall have survive the termination of this Agreement.

(i) Anything in this Agreement to the contrary notwithstanding, Seller shall remain liable for all costs, expenses and liabilities, direct and indirect, foreseen and unforeseen, in connection with the storage, transportation and disposal of contaminated soils associated with the development of the Building and Property (as described in a letter dated July 24, 2003, from Haley & Aldrich to the Massachusetts Department of Environmental Protection). The terms and provisions of this paragraph shall survive Closing hereunder.

6.	ESTOPPEL CERTIFICATES.

Prior to the expiration of the Due Diligence Period, Seller shall prepare and deliver (i) to the State Street Tenant an estoppel certificate in the form attached to the State Street Lease as Exhibit K (the “State Street Certificate”), and (ii) to Valet Park of New England, Inc. an estoppel certificate in the form attached hereto as Schedule 6 (the “Parking Garage Certificate”). The obligations of Buyer hereunder shall be conditioned upon the receipt by Buyer on or before the Closing Date of the State Street Certificate substantially in the form of such Exhibit K and the Parking Garage Certificate substantially in the form of such Schedule 6.

7.	OPERATION OF THE PROPERTY PRIOR TO CLOSING/SELLER’S WORK

(a) From the date of this Agreement to the Closing Date, Seller shall:

(i) continue to maintain and operate the Property in accordance with Seller’s past practices, except that Seller shall not enter into any new leases or tenancies with respect to the Property without the consent of Buyer, and shall not enter into any other new agreements or contracts which would be binding on Buyer unless the same are terminable upon not more than thirty (30) days’ notice;

(ii) maintain the Property in as good repair, order, and condition as exists on the date of this Agreement, ordinary wear and tear excepted;

(iii) maintain and keep in full force and effect insurance on the Property in amounts currently in effect; and

(iv) comply with the terms and provisions of all existing Tenant Leases and Service Contracts in all material respects.

(b) Seller is in the process of completing certain punch-list items of work to the Improvements as described in Schedule 7(b). If such work is not completed by the Closing, Seller shall credit Buyer with unpaid amounts remaining, as of Closing, to be paid under any and all contracts for such work (including change orders approved as of Closing) and Seller shall assign to Buyer, and Buyer shall assume, all contracts and remaining obligations with respect thereto. Buyer hereby agrees with Seller that Buyer, at its cost, shall assume all such contracts in connection with the Closing in the Assignment of Service Contracts and Intangible Property attached hereto as Schedule 13(a)(iv) and promptly complete after Closing the remaining work in accordance with the scope of work and plans therefor in effect at Closing. The provisions of this paragraph (b) shall survive the Closing.

8.	REPRESENTATIONS AND WARRANTIES.

(a) Seller represents and warrants to Buyer as follows:

(i) Seller is and will be on the Closing Date a limited liability company duly organized and validly existing under the laws of the State of Delaware, and qualified to do business in the jurisdiction in which the Property is located, and Seller has and will have on the Closing Date all necessary power and authority to: (A) carry on the business for which it has been organized; (B) own and operate the Property; and (C) enter into and perform Seller’s obligations under this Agreement.

(ii) Seller has taken all actions required to be taken under the laws of the State of Delaware and under Seller’s operating agreement to approve or authorize the execution and delivery of this Agreement and consummation of the transactions contemplated in this Agreement.

(iii) Neither the execution of this Agreement nor the consummation of the transactions contemplated in this Agreement will constitute a violation of, be in conflict with, or constitute a default under (or with the passage of time or delivery of notice, or both, would constitute a default under) any term or provision of Seller’s operating agreement or, to the actual knowledge of Seller, any other agreement, lease, or other instrument by which the Property is bound.

(iv) No litigation, proceeding, or action is pending or, to Seller’s actual knowledge, threatened against or relating to the Property or Seller, that could materially adversely affect the Property or its ownership or operation by Buyer, except as shown on Schedule 8(a)(iv).

(v) No condemnation proceeding is pending or, to Seller’s actual knowledge, threatened against or relating to the Property.

(vi) As to the Tenant Leases,

(A) complete, true, and correct copies of all written leases disclosed on Schedule 1(d), including all modifications and amendments thereof or thereto, have been delivered to Buyer.

(B) except as disclosed on Schedule 8(a)(vi)(B), which is attached to and made a part of this Agreement, to the actual knowledge of Seller, no tenant under any Tenant Lease is in default under any Tenant Lease, and no condition exists nor has any event occurred that by notice, the passage of time, or otherwise, would constitute an event of default under any Tenant Lease.

(vii) As to the Service Contracts,

(A) complete, true, and correct copies of all written Service Contracts disclosed on Schedule 1(e), including all modifications and amendments thereof or thereto, have been delivered to Buyer.

(B) except as disclosed on Schedule 8(a)(vii)(B), which is attached to and made a part of this Agreement, to the actual knowledge of Seller, neither Seller nor any other party under any Service Contract is in default under any Service Contract, and no condition exists nor has any event occurred that by notice, the passage of time, or otherwise, would constitute an event of default under any Service Contract.

(viii) Seller has received no written notice from a public authority that there are contemplated improvements to or adjoining the Real Property by a public authority, the costs of which are to be assessed as special taxes against the Real Property. Seller shall continue to defend all such actions to completion and shall defend, indemnify and hold harmless Buyer, its successors and assigns, from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses of whatever kind or nature, relating to or arising from or out of the litigation set forth on Schedule 8(a)(iv).

(b) Buyer represents and warrants to Seller as follows:

(i) Buyer is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Delaware, and qualified to do business in the jurisdiction in which the Property is located, and Buyer has and will have on the Closing Date all necessary power and authority to: (A) carry on the business for which it has been organized; (B) own and operate the Property; and (C) enter into and perform Buyer’s obligations under this Agreement.

(ii) Buyer has taken all actions required to be taken under the laws of the State of Delaware and under Buyer’s partnership agreement, articles of incorporation and by-laws or articles of organization and operating agreement, as the case may be, to approve or authorize the execution and delivery of this Agreement and consummation of the transactions contemplated in this Agreement.

(iii) Neither the execution of this Agreement nor the consummation of the transactions contemplated in this Agreement will constitute a violation of, be in conflict with, or constitute a default under (or with the passage of time or delivery of notice, or both, would constitute a default under) any term or provision of Buyer’s partnership agreement, articles of incorporation and by-laws or articles of organization and operating agreement, as the case may be, or any other agreement or other instrument to which Buyer is bound.

(iv) Buyer has not (A) made a general assignment for the benefit of creditors, (B) filed any voluntary petition in bankruptcy or suffered the filing of any involuntary petition by Buyer’s creditors, (C) suffered the appointment of a receiver to take possession of all, or substantially all, of Buyer’s assets, (D) suffered the attachment or other judicial seizure of all, or substantially all, of

Buyer’s assets, (E) admitted in writing its inability to pay its debts as they come due, or (F) made an offer of settlement, extension or composition to its creditors generally.

(v) Buyer is not (A) an individual who is, or (B) a partnership, association, or corporation that is owned or controlled by, a person who during the preceding three (3) years was employed by, an officer of, or a board member of, The State Teachers Retirement System of Ohio, a constituent member of Seller, and no employee of Buyer who holds a fiduciary, administrative, supervisory, or trust position, or any other position in which such person would be involved on behalf of Buyer in decisions or recommendations pertaining to the Property, is a person who during the preceding three (3) years was employed by, an officer of, or a board member of The State Teachers Retirement System of Ohio.

(c) When the phrase “to Seller’s actual knowledge” or similar phrase is used with respect to Seller, it shall (i) be limited to the actual knowledge of Kevin Benedix only, who is an employee of Seller’s management agent, (ii) be deemed to refer to the current actual, not implied, constructive or imputed, knowledge of such person as management agent as aforesaid, and not individually, as of the times expressly indicated only, and without any obligation to make any independent investigation of, or any implied duty to investigate, the matters being represented and warranted, or to make any inquiry of any other persons, or to search or to examine any files, records books, correspondence and the like, and (iii) not be construed to refer to the knowledge of any other beneficial owner, officer, director, employee, shareholder or agent of Seller. There shall be no personal liability on the part of the individual named above arising out of any representations or warranties made herein or otherwise.

(d) To the extent a tenant estoppel certificate is provided to Buyer which sets forth information with respect to any item as to which Seller has made a representation or warranty, then Seller’s representation and warranty with respect to such information will thereafter be null and void and of no further force and effect and Buyer shall rely on the information in the tenant estoppel certificate.

(e) If after the date of this Agreement but prior to the Closing, Buyer obtains knowledge that any of Seller’s representations and warranties are untrue, inaccurate or incorrect in any material respect, Buyer shall give Seller notice thereof within five (5) business days of obtaining such knowledge (but, in any event, prior to the Closing). If after the date of this Agreement but prior to the Closing, Seller obtains actual knowledge that any of Seller’s representations and warranties are untrue, inaccurate or incorrect in any material respect (after taking into account any and all modifications to Seller’s representations and warranties effected pursuant to paragraph (d) above), Seller shall give Seller notice thereof within five (5) business days of obtaining such knowledge (but, in any event, prior to the Closing). In either such event, Seller shall have the right to cure such misrepresentation or breach and shall be entitled to a reasonable adjournment of the closing (no to exceed ninety (90) days) for the purpose of such cure. If Seller is unable to so cure any such misrepresentation or breach, then Buyer, as its sole remedy for any and all such materially untrue, inaccurate or incorrect representations or warranties, shall elect either (i) to waive such misrepresentations or breaches or representations or warranties and consummate the transactions without any reduction of or credit against the Purchase Price, or (ii) to terminate this Agreement by notice given to Seller on the Closing Date, in which event this Agreement shall terminate, the Deposit and all interest thereon shall be returned to Buyer and neither party shall have any further liability to the other hereunder, except as otherwise provided herein. The untruth, inaccuracy or incorrectness of a Seller’s representation or warranty shall be deemed material only if Buyer’s aggregate damages resulting from any such untruths, inaccuracies or incorrectness are reasonably estimated to exceed $1,000,000.

(f) The representations and warranties set forth in this Section 8 shall survive for the period of six (6) months after the consummation of the transactions contemplated by this Agreement and the recording the Deed and Seller shall be liable to Buyer hereunder for a breach of a Seller’s representations with respect to which a claim is made by Buyer against Seller on or before the one hundred and eightieth (180th) day after the date of the Closing and an action is commenced by Buyer against Seller with respect to such claim within ninety (90) days after such claim is made. Anything in this Agreement to the contrary notwithstanding, the maximum aggregate liability of Seller for breaches of Seller’s representations shall not exceed the lesser of Buyer’s actual damages and one percent (1%) of the Purchase Price in the aggregate, nor shall any claim be made for any item for which the claim of damage is less than one million dollars ($1,000,000). Notwithstanding the foregoing, however, if the Closing occurs, Buyer hereby expressly waives, relinquishes and releases any right or remedy available to it at law or in equity, under this Agreement or otherwise to make a claim against Seller for damages that Buyer may incur, or to rescind this Agreement and the transaction, as the result of any of Seller’s representations being untrue, inaccurate or incorrect if Buyer knew or is deemed to know at the time of the Closing that such representation or warranty was untrue, inaccurate or incorrect.

9.	CONDITIONS PRECEDENT TO CLOSING.

(a) Buyer’s obligations under this Agreement are expressly conditioned upon completion or satisfaction of the following matters on or prior to the Closing Date:

(i) Seller shall have deposited with the Escrow Agent all documents required of Seller to be delivered into Escrow hereunder; and

(ii) The representations and warranties of Seller contained in Section 8(a) of this Agreement shall be true and correct in all material respects as of the Closing Date, subject to Section 8(c), (d), (e) and (f) above.

(b) Seller’s obligations to perform hereunder are expressly contingent and conditional upon the satisfaction of the following:

(i) Buyer shall have deposited or have caused to be deposited with the Escrow Agent all documents and funds required of Buyer to be deposited into Escrow or paid hereunder; and

(ii) The representations and warranties of Buyer contained in Section 8(b) of this Agreement shall be true and correct in all material respects as of the Closing Date.

(c) The parties acknowledge that the conditions precedent set forth in subsection (a) above are for the benefit of Buyer and that the conditions precedent set forth in subsection (b) above are for the benefit of Seller. Unless otherwise specifically set forth herein, the date by which the conditions precedent must be satisfied shall be the Closing Date. If any of the conditions precedent set forth in subsection (a) or subsection (b) above are not satisfied on or before the date by which they are required to be satisfied, the party for whose benefit the condition precedent exists shall have the right to terminate this Agreement by written notice of termination given to the other party within ten (10) days after the date by which the condition must be satisfied. If such notice of termination is given, Escrow Agent shall return all documents and funds previously deposited into escrow shall be returned to the party so depositing same, except if the events described in subsections 9(b)(i) and 9(b)(ii) are not satisfied, the Deposit shall be transferred to Seller and neither party shall have any further liability to the other hereunder, except as otherwise provided herein. Notwithstanding the foregoing, a party for whose benefit the condition precedent exists shall have the right to waive satisfaction thereof, in which event this Agreement shall proceed to Closing as otherwise provided herein. Unless notice of failure to satisfy conditions precedent is given as above provided, all conditions precedent shall be deemed satisfied.

10.	RISK OF LOSS.

(a) If any part of the Property is damaged or destroyed by fire or any other cause (“Damage”) or subject to a pending, threatened, or completed taking by condemnation or eminent domain, or a proposed conveyance under threat of either (“Taking”), Seller shall promptly notify Buyer of the same.

(b) If the extent of the Damage is such that in excess of twenty percent (20%) of the Rentable Square Feet contained in the Premises (exclusive of Storage Space) demised under the State Street Lease is rendered untenantable for a period in excess of ten (10) business days, either party may terminate this Agreement by giving written notice of such termination with ten (10) days after Seller’s notice of such Damage; provided, however, that if Buyer elects to so terminate, Seller shall have the right to render such election null and void by giving notice to Buyer, within five (5) days after Seller’s receipt of Buyer’s notice of election to terminate, confirming that as a condition to the performance of Buyer’s obligations hereunder, Seller shall deliver to Buyer at Closing a waiver, executed by the State Street Tenant, pursuant to which such Tenant waives its right to terminate the State Street Lease under section 12.1 there of on account of the Damage. If Buyer elects to terminate this Agreement and Seller does not render such election null and void as herein provided, or if Seller elects to terminate this Agreement, Escrow Agent shall return the Deposit, and all interest thereon, to Buyer, and neither party shall have any further liability to the other hereunder, except as otherwise provided herein. Capitalized terms used but not defined in this paragraph (b) shall have the meanings ascribed to them in the State Street Lease.

(c) If any such Taking materially adversely affects the operation of the Property as it existed before the Taking, either party may terminate this Agreement by giving written notice of such termination with ten (10) days after Seller’s notice of such Damage. If this Agreement is terminated pursuant to this paragraph (c), Escrow Agent shall return the Deposit, and all interest thereon, to Buyer, and neither party shall have any further liability to the other hereunder, except as otherwise provided herein. Capitalized terms used but not defined in this paragraph (b) shall have the meanings ascribed to them in the State Street Lease.

(d) If this Agreement is not terminated pursuant to subsection 10(b) above, Seller may elect to (i) repair and restore the Premises in a good and workmanlike manner or (ii) shall assign to Buyer Seller’s rights to the proceeds of any compensation or insurance payable. Buyer shall remain obligated to perform this Agreement, and in the case of damage or destruction covered by insurance, the Purchase Price shall be reduced by the amount of the deductible, if any, under the insurance policy or policies covering the Property.

11.	CLOSING.

Payment of the purchase price and the closing hereunder (“the Closing”) shall take place at 10:00 a.m. Eastern Standard Time on February 13, 2004 (the “Closing Date”) at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (Seller’s Counsel”), One Financial Center, Boston, Massachusetts 02111, or such other earlier date and time as both Buyer and Seller may mutually agree upon in writing. Such date and time may not be extended without the prior written approval of both Seller and Buyer.

12.	PRORATIONS AND CHARGES.

(a) At Closing, Buyer and Seller shall prorate as of the Closing Date those items of income and expense that are capable of an exact determination. For those items of income and expense that are incapable of an exact determination as of the Closing Date, Buyer and Seller shall make a good faith estimate of the closing prorations using the most recent ascertainable amounts of or other reliable information in respect to each such item of income and expense. Real estate taxes and assessments that are not yet due and payable shall be apportioned using the rates and valuation shown on the latest available tax bill. If percentage rent is payable pursuant to any of the Tenant Leases, Seller shall be entitled to its prorata share of any percentage rent under any Tenant Lease for any fiscal year which includes the Closing Date, and the proration shall be based on the number of days in such fiscal year before Closing and the actual percentage rent due under any such Tenant Lease for the most recent period for which percentage rent was due and payable thereunder. Buyer and Seller shall use their best efforts to obtain an exact determination of the remaining items of income and expense within sixty (60) days after the Closing Date, except for the bill for real estate taxes and percentage rent which may be available sometime after the sixtieth (60th) day after the Closing Date. On or before the sixtieth (60th) day after the Closing Date, Buyer shall deliver a report to Seller, indicating which estimated closing items have been determinable, together with such documentation enabling Buyer to make such exact determination and the amount either owed by, or owed to, Seller. Seller shall have twenty (20) days to review such report and indicate its approval of such determinations. After approval of such report or after receipt of the actual bill for real estate taxes and/or percentage rent, if Buyer owes money to Seller, Buyer shall promptly pay such overage to Seller, or if Seller owes Buyer money, Seller shall promptly pay the amount so owed to Buyer. This provision shall survive the Closing for a period of one (1) year and the recording of the Deed and shall not be merged thereby. For purposes of computing any prorations required under this Section, the Closing Date shall be a day of income and expense to Buyer unless the Closing Date occurs on the last day of a month, in which event the Closing Date shall be a day of income and expense to Seller. Buyer shall be obligated to pay the cost of any leasing commission or tenant improvements with respect to any new lease approved by Buyer prior to the Closing. Seller shall credit to Buyer at Closing (or retain responsibility for and establish and fund an escrow at Closing as provided below) all unpaid tenant improvement allowances and leasing commissions due or to become due under Tenant Leases.

(b) If on the Closing Date, any tenant is delinquent in the payment of rent or any other monetary obligations for more than thirty (30) days, such delinquent rent shall remain the property of Seller and no proration with respect thereto shall be made at Closing. Seller shall have the right to collect the same from such Tenant, including the right to sue such Tenant for nonpayment of rent. If Buyer receives any amount from such tenant after Closing, Buyer shall apply the same to the most current monthly rental obligations and any remainder to the oldest receivable and remit such remainder to Seller to the extent that such receivable is the property of Seller.

(c) At Closing, Seller shall be charged the following:

(i) prorated general real estate taxes and assessments;

(ii) prorated charges for Service Contracts and any other obligations assumed by Buyer for which payments are made in arrears;

(iii) prorated prepaid rents and other charges prepaid under the Tenant Leases;

(iv) security deposits held by Seller pursuant to the Tenant Leases;

(v) cost of any transfer taxes or deed stamps required to record the Deed;

(vi) one-half (1/2) of the escrow fee;

(vii) all brokerage fees payable in connection with this transaction, as required by Section 19 of this Agreement;

(viii) Seller’s attorneys’ fees; and

(ix) costs of discharging and releasing all Monetary Liens;

(x) costs of discharging any unfunded tenant improvement costs or allowances and all commissions due under the Tenant Leases (at Seller’s election, unfunded tenant allowances may be escrowed with Escrow Agent pursuant to an escrow agreement satisfactory to Buyer, Seller and Escrow Agent, pursuant to which such monies shall be paid by Escrow Agent to the tenant as and when due to the tenant; all interest earned on such escrow to remain in such account until such obligation is fully discharged and thereafter shall belong to and be paid to the Seller); and

(xi) costs of discharging any outstanding amounts due through the date of Closing under (a) that certain Easement Agreement by and between Seller and 99 Bedford Limited Partnership, dated as of July 17, 2000 and recorded in Suffolk County in Book 25589, Page 325, (b) that certain Easement Agreement by and between Seller to Kingston LLC dated as of November 10, 2000 and recorded in Suffolk County in Book 2552, Page 94, as affected by that certain Confirmatory Easement Agreement dated November 10, 2000 and recorded in Book 25590, Page 2, and (c) that certain Easement Agreement by and between Seller and 99 Bedford Limited Partnership dated September 4, 2002, and recorded in Suffolk County as Instrument No. 570.

(d) At Closing, Buyer shall be charged the following:

(i) charges paid in advance by Seller for items assumed by Buyer;

(ii) cost of recording the Deed and such other instruments as Buyer or Buyer’s title company may consider necessary or desirable to be recorded;

(iii) cost of Buyer’s title insurance policy and any endorsements thereto to insure over any title defect;

(iv) one-half (1/2) of the escrow fee;

(v) Buyer’s attorneys’ fees; and

(vi) all other fees in connection with the consummation of the transactions contemplated by this Agreement and not expressly set forth in this Agreement.

13.	INSTRUMENTS OF CONVEYANCE AND OTHER DOCUMENTS.

(a) On or prior to the Closing Date, Seller shall fully and properly execute and deposit with Escrow Agent the following documents:

(i) the Deed in the form of Schedule 13(a)(i), which is attached to and made a part of this Agreement;

(ii) a bill of sale (the “Bill of Sale”) in the form of Schedule 13(a)(ii), which is attached to and made a part of this Agreement, conveying to Buyer good title to the Personal Property free and clear of all liens and encumbrances;

(iii) an assignment and assumption of the Tenant Leases (the “Assignment of Leases”), in the form of Schedule 13(a)(iii), which is attached to and made a part of this Agreement, pursuant to which Seller assigns and Buyer assumes all of Seller’s right, title, and interest as lessor under the Tenant Leases;

(iv) an assignment of the Service Contracts and the Intangible Property (the “Assignment of Service Contracts and Intangible Property”), in the form of Schedule 13(a)(iv), which is attached to and made a part of this Agreement, pursuant to which Seller assigns and Buyer assumes all of Seller’s right, title, and interest in and to the Service Contracts and the Intangible Property;

(v) a counterpart settlement statement (the “Settlement Statement”) setting forth the Purchase Price and all amounts charged against Seller pursuant to Section 12 of this Agreement;

(vi) an affidavit in the form of Schedule 13(a)(vi), which is attached to and made a part of this Agreement, regarding the non-foreign status of Seller;

(vii) a closing certificate (the “Seller’s Closing Certificate”) in the form of Schedule 13(a)(vii), which is attached to and made a part of this Agreement, stating that, to the actual knowledge of Seller, there is no default under the covenants, representations and warranties of Seller contained in this Agreement and, in addition, that all such representations and warranties are true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date (or specifying in reasonable detail any defaults or exceptions that may then exist, provided that Seller shall not take any action or omit to take any action that would result in any such default or exception);

(viii) a letter to each tenant identified on Schedule 1(d) of this Agreement and any other tenant under a lease approved in accordance with Section 7(a) hereof, stating that the Property has been conveyed to Buyer as of the Closing Date and advising each tenant that all future payments of rent and all other future correspondence regarding the Property should be delivered to Buyer (the “Tenant Letters”); and

(ix) such customary affidavits, evidence and documents as may be reasonably required by Buyer’s title company in order to issue so-called owner’s and lender’s title insurance policies insuring Buyer’s title to the Property, as relate to (i) mechanics’ or materialmen’s liens; (ii) parties in possession; and (iii) the status and capacity of Seller and the authority of the person or persons who are executing the various documents on behalf of Seller in connection with the sale of the Property.

(x) the State Street Certificate and the Parking Garage Certificate, in the form required hereby, as executed and delivered by the State Street Tenant and Valet Park of New England, Inc., respectively.

Notwithstanding any provision of this Agreement to the contrary, in the event that Seller cannot deliver to Buyer at the Closing one or more of the foregoing instruments or any other document or instrument required under this Agreement to be delivered by Seller at the Closing, then, at Seller’s option by notice given to Buyer not later than the second business day after the Closing, the Closing shall be extended for such period (not to exceed thirty (30) days) as shall be required for Seller to deliver such instrument(s) or document(s). If, at the expiration of the extended time, Seller, after using commercially reasonable efforts (which efforts shall not require the expenditure of money), shall be unable to deliver one or more of such instrument(s) or document(s), then, at Buyer’s option and as Buyer’s sole remedy, Buyer shall either (i) waive Seller’s failure to so deliver such instrument(s) and document(s) and close as otherwise contemplated hereunder, or (ii) cancel this Agreement, in which event the Deposit shall forthwith be refunded to Buyer, with the interest earned thereon, and all obligations of the parties hereunder shall terminate except those which specifically survive termination.

(b) On or prior to the Closing Date, Buyer shall fully execute and deposit with Escrow Agent the following documents and funds:

(i) the Purchase Price, subject to the closing adjustments contemplated hereby;

(ii) such evidence or documents as may reasonably be required by Buyer’s title company evidencing the status and capacity of Buyer and the authority of the person or persons who are executing the various documents on behalf of Buyer in connection with the purchase of the Property;

(iii) a counterpart Assignment of Leases;

(iv) a counterpart Assignment of Service Contracts and Intangible Property;

(v) a certificate (“Buyer’s Closing Certificate”) in the form of Schedule 13(b)(v), which is attached to and made a part of this Agreement, stating that there is no default under the covenants, representations and warranties of Buyer contained in this Agreement and, in addition, that, to the best of Buyer’s knowledge, all such representations and warranties are true and correct in all material respects as of the Closing Date as if made on and as of the Closing Date (or specifying in reasonable detail any defaults or exceptions that may then exist, provided that Buyer shall not take any action or omit to take any action that would result in any such default or exception); and

(vi) a counterpart Settlement Statement setting forth the Purchase Price and all amounts applied on behalf of or charged against Buyer pursuant to Section 12 of this Agreement.

14.	DELIVERY AND PAYMENT.

Upon consummation of the transactions contemplated in this Agreement, Escrow Agent shall disburse funds and documents as follows:

(a) To Seller:

(i) the Purchase Price, less amounts charged to Seller; and

(ii) executed originals of the documents and other deliveries listed in Section 13(b) above.

(b) To Buyer:

(i) the Deed, the Assignment of Leases and title clearing documents (each of which may be released by Escrow Agent to Buyer’s title insurance company prior to the Closing for recording contemporaneously with the Closing pursuant to usual and customary escrow instructions for commercial real estate transactions in Boston, Massachusetts);

(ii) executed originals of the documents and other deliveries listed in Section 13(a) above, except as provided in (i) above; and

(iii) the balance, if any, in the escrow account to the credit of Buyer by check payable to Buyer.

Immediately after Closing, Seller shall deliver, or cause its property manager to deliver, to Buyer, all to the extent in Seller’s possession, original executed copies of all Tenant Leases and Service Contracts, the original plans and specifications for the Improvements, building permits, certificates of occupancy, and such other certificates, licenses, and permits as may relate to the operation of the Property, and the originals or photocopies of all books, accounts, and records relating to the Property.

15.	BREACH.

(a) If Buyer shall breach the terms of, or default under, this Agreement, the Deposit shall be retained by Seller as liquidated damages, and both parties shall be relieved of and released from any further liability hereunder except for those obligations which specifically survive termination. Seller and Buyer acknowledge and agree that (a) it would be extremely difficult to accurately determine the amount of damages suffered by Seller as a result of Buyer’s default hereunder; (b) the Deposit is a fair and reasonable amount to be retained by Seller as agreed and liquidated damages for Buyer’s default under this Agreement; and (c) retention by Seller of the Deposit upon Buyer’s default hereunder shall not constitute a penalty or a forfeiture.

(b) If Seller shall refuse or fail to convey the Property to Buyer in violation of Seller’s obligations hereunder for any reason other than a default by Buyer under this Agreement or otherwise be in breach of any other covenant herein contained, Buyer shall elect as its sole remedy hereunder either (a) to terminate the Agreement and recover the Deposit, or (b) to seek specific performance of Seller’s obligation to convey the Property pursuant to this Agreement, provided that in no event shall Seller by obligated to undertake any of the following: (i) change the condition of the Property or restore the same after fire or casualty; (ii) expend money or post a bond to remove or insure over a title defect or encumbrance or to correct any matter shown on a survey of the Property; or (iii) secure any permit, approval, estoppel, waiver or consent with respect to the Property or Seller’s conveyance thereof.

16.	NO OUTSIDE REPRESENTATIONS/AS-IS SALE.

(a) This Agreement, including the Schedules attached hereto and incorporated herein, contains all of the terms and conditions agreed upon, it being understood that there are no outside representations or oral agreements. Any modification of this Agreement shall be in writing and shall be signed by Seller and Buyer.

(b) The Property is being sole in an “AS IS, WHERE IS” condition and “WITH ALL FAULTS”. Except for Seller’s representations as set forth in Section 8(a) [and Seller’s covenant to perform Seller’s Work as provided in Section 7(b)], no representations or warranties, express, implied or arising by operation of law, have been made or are made and no responsibility has been or is assumed by Seller or by any partner, officer, person, firm, agent, attorney, or representative acting or purporting to act on behalf of Seller as to the condition or repair of the Property or the value, expense of operation, or income potential thereof or as to any other fact or condition which has or might affect the Property of the condition, repair, value, expense of operation or income potential of the Property or any portion thereof. The parties agree that all understandings and agreements heretofore made between them or their respective agents or representatives are merged in this Agreement and the schedules and exhibits hereto annexed, which, along with any confidentiality agreements or access agreements that have been or may be entered into between the parties, alone fully and completely express their agreement, and that this Agreement has been entered into after full investigation, or with the parties satisfied with the opportunity afforded for investigation, neither party relying upon any statement or representation by the other unless such statement or representation is specifically embodied in this Agreement or such schedules or exhibits. Seller makes no representations or warranties as to whether the Property contains asbestos or any hazardous materials or harmful or toxic substances, or pertaining to the extent, location or nature of same, if any. Further, to the extent that Seller has provided to Buyer access or use of a physical or electronic data room or internet site (any such form of access or use referred to as “Data Room”) or information from any inspection, engineering or environmental reports concerning asbestos or any hazardous materials or harmful or toxic substances, Seller makes no representations or warranties with respect to the accuracy or completeness, methodology of preparation or otherwise concerning the contents of such Data Room or reports. Buyer acknowledges that Seller has requested that Buyer inspect the Property fully and carefully and investigate all matters relevant thereto and that Buyer rely solely upon the results of Buyer’s own inspections or other information obtained or otherwise available to Buyer, rather than any information that may have been provided by Seller to Buyer. Buyer expressly understands and acknowledges that it is possible that unknown liabilities may exist with respect to the Property and Buyer explicitly took that possibility into account in determining and agreeing to the Purchase Price.

(c) Buyer waives and releases Seller from any present or future claims arising from or relating to the presence or alleged presence of asbestos or any hazardous materials or harmful or toxic substances in, on, under or about the Property, prior to, on or after the date hereof, including without limitation any claims under or on account of (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as the same may have been or may be amended from time to time, and similar state statutes, and any regulations promulgated thereunder, (ii) any other federal, state or local law, ordinance, rule or regulation, now or hereafter in effect, that deals with or otherwise in any manner relates to, environmental matters of any kind, (iii) this Agreement, or (iv) the common law. The terms and provisions of this paragraph shall survive Closing hereunder or termination of this Agreement. Buyer and its successors and assigns covenant and agree to defend, indemnify and hold harmless Seller from and against any claims, demands, penalties, fines, liabilities, settlements, damages, costs or expenses of whatever kind or nature, relating to any asbestos and hazardous materials or harmful or toxic substances heretofore or hereafter in, at, about or under the Property.

(d) The provisions of this Section 16 shall survive the Closing and delivery of the Deed and shall not be merged thereby.

17.	SURVIVABILITY.

Except for the rights and obligations of Seller and Buyer in Sections 4, 8, 12, 16, 19, 22 and 29 of this Agreement and the obligations of Buyer in Section 5 hereof, which by their express terms shall survive, none of the rights and obligations of Buyer and Seller shall survive the Closing or the termination of this Agreement.

18.	NOTICES.

All notices, requests, approvals, consents and other communications required to be given or delivered under this Agreement shall be in writing and shall be deemed validly given (a)

immediately upon hand delivery, (b) one (1) day following deposit with a courier or express service guaranteeing overnight delivery, (c) two (2) postal delivery days after deposit in the U.S. mails by certified mail, return receipt requested, or (d) immediately upon the telephonically confirmed receipt of a facsimile transmission, addressed as follows:

If to Seller:	Kingston Bedford Joint Venture LLC c/o Morgan Stanley 1585 Broadway, 37th Floor New York, New York 10036 Attn: Mr. John Buza Vice President, MSGW III, LLC Telephone: Telecopier:

and to:

Kingston Bedford Joint Venture LLC

c/o The State Teachers Retirement System of Ohio

275 East Broad Street

Columbus, OH 43215

Attn: Mr. Matthew Vulanich

          Director, Eastern Region, Real Estate

Telephone: (614) 227-7824

Telecopier: (614) 227-7856

with copies to:	The Gale Company State Street Financial Center One Lincoln Street, 7th Floor Boston, MA 02110 Attn: Mr. John B. Hynes, III Senior Vice President Telephone: (617) 350-7577 Telecopier: (617) 350-7571

The State Teachers Retirement System of Ohio 275 East Broad Street Columbus, OH 43215 Attn: Thomas Counts, Esquire Real Estate Counsel Telephone: (614) 227-7867 Telecopier: (614) 227-7856

Mintz, Levin, Ferris, Cohn, Glovsky and Popeo, P.C. One Financial Center, 40th floor Boston, MA 02111

Attn: David A. Gilbert, Esquire, and Stuart A. Offner, Esquire Telephone: (617) 542-6000 Telecopier: (617) 542-2241

If to Buyer:	First States Investors 228, LLC 1725 The Fairway Jenkintown, PA 19046 Attn: Nicholas S. Schorsch Telephone: 215-887-2280 Telecopier:_215-887-9856

with a copy to:	Eric L. Stern Morgan, Lewis & Bockius LLP 1701 Market Street Philadelphia, PA 19103 Telephone: 215-963-5178 Telecopier: 215-963-5299

or to such other person or address as Seller or Buyer shall have given by notice as herein provided.

19.	BROKER’S COMMISSION.

Except for Morgan Stanley Realty, Inc. (“Morgan Stanley”) whose fees shall be paid by Seller pursuant to a certain agreement between Seller and Morgan Stanley, Seller and Buyer each represent and warrant to the other that the warranting party has had no dealing with any other dealer, real estate agent, or broker so as to entitle such other dealer, agent, or broker to receive any commission or fee in connection with sale of the Property to Buyer. If for any reason any such commission or fee shall become due, the party dealing with such dealer, agent, or broker shall pay any such commission or fee and shall indemnify, defend, and save the other party harmless from and against any and all claims for any such commission or fee and from any attorneys’ fees and litigation or other expenses relating to any such claim. The provisions of this Section 19 shall survive the Closing or the termination of this Agreement.

20.	BINDING EFFECT.

This Agreement shall benefit and bind the parties and the heirs, legal representatives, successors, and assigns of each of them.

21.	ASSIGNMENT.

Notwithstanding the provisions of Section 20 of this Agreement, this Agreement may not be assigned by Buyer without the prior written consent of Seller, which consent may be withheld in Seller’s sole discretion.

22.	SELLER’S LIMITED LIABILITY.

It is hereby expressly agreed that any liability of Seller arising hereunder, for any reason whatsoever, shall be limited to Seller’s interest in and to the Property. It is further hereby expressly agreed that in no event shall any member, manager, officer, director, employee, agent or representative of Seller have any personal liability in connection with this Agreement or the transaction envisioned herein. The provisions of this Section 22 shall survive the Closing or the termination of this Agreement.

23.	SECTION HEADINGS.

All section headings and other titles and captions used in this Agreement are for convenience only, do not form a substantive part of this Agreement, and shall not restrict or enlarge any substantive provisions of this Agreement.

24.	PRONOUNS.

All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular, or plural, as the context and the identity of the person or persons may require.

25.	AGREEMENT IN COUNTERPARTS.

This Agreement may be executed in counterparts and all such counterparts shall constitute one agreement binding on all the parties, notwithstanding that all the parties are not signatories to the same counterpart.

26.	GOVERNING LAW.

This Agreement shall be governed by the laws of the Commonwealth of Massachusetts.

27.	TIME OF THE ESSENCE; FAILURE TO ENFORCE NOT A WAIVER.

Time is of the essence of this Agreement. Except as may be expressly provided in this Agreement, failure by Seller or Buyer to enforce any right shall not constitute a waiver thereof.

28.	SEVERABILITY.

If any provision in this Agreement, or its application to any person or circumstance, is held to be invalid or unenforceable to any extent, that holding shall not affect the remainder of this Agreement or the application of that provision to persons or circumstances other than that to which it was held invalid or unenforceable.

29.	CONFIDENTIALITY/NO PUBLIC DISCLOSURE.

(a) The terms and provisions of that certain Confidentiality Agreement dated as of December         , 2003 from Buyer to Seller are hereby incorporated by reference, as if the same were fully set forth herein.

(b) Nothing herein or in the above-referenced Confidentiality Agreement shall preclude Buyer from issuing one or more press releases, filing a Form 8-K reporting this transaction with the SEC, or from disseminating other information to the media or responses to requests from the media for information relating to the transaction contemplated herein; provided, however, that Seller shall be afforded the opportunity to reasonably review as to the accuracy of facts stated therein, any press release to be issued by Buyer prior to Closing, Seller’s approval to be deemed granted if Seller’s comment is not furnished to Buyer within 24 hours of Buyer’s delivery thereof to Seller.

(c) The provisions of this Section 29 shall survive the Closing or the termination of this Agreement.

30.	NO PARTNERSHIP.

Nothing contained in this Agreement shall be construed to create a partnership or joint venture between the parties or their successors in interest.

31.	EXPIRATION OF OFFER.

When this Agreement is signed by Buyer, it shall constitute an offer to purchase the Property upon the terms and conditions set forth herein, which offer, unless extended by Buyer in a writing delivered to Seller or Seller’s agents, shall expire at 4 o’clock p.m., Eastern Standard Time, January 30, 2004, and may be accepted only by Seller delivering to Buyer a copy of this Agreement duly executed by Seller and containing on the first page the date of execution by Seller.

32.	NO RECORDATION.

Neither this Agreement nor any memorandum or short form thereof may be recorded by Buyer. A violation of this prohibition shall constitute a material breach by Buyer of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement under seal as of the date first set forth at the beginning of this Agreement.

SELLER: KINGSTON BEDFORD JOINT VENTURE LLC

By:	/s/ JOHN B. HYNES

	Name:	John B. Hynes
	Title:	Authorized Signatory

BUYER: FIRST STATES INVESTORS 228, LLC

By:	/s/ EDWARD J. MATEY JR.

	Name:	Edward J. Matey Jr.
	Title:	Vice President

ACCEPTANCE OF ESCROW

Receipt of an executed copy of the foregoing instrument is hereby acknowledged, and the undersigned hereby agrees to act as Escrow Agent in accordance with the foregoing agreement.

Dated:

By:

SCHEDULE 1(a)

Legal Description of the Land

SCHEDULE 1(d)

List of Tenant Leases

SCHEDULE 1(e)

List of Service Contracts

SCHEDULE 3

Escrow Agreement

SCHEDULE 4(a)

Title Commitment and Survey

SCHEDULE 6

Form of Estoppel Certificate

Parking Garage

[Buyer’s Address]

Re:

Ladies and Gentlemen:

The undersigned, as Tenant under the referenced Lease, for the premises located on the Property hereby certifies to                                                  , its successors and assigns the following:

1.	The commencement date of the Lease is , and the Lease term expires on .

2.	The copy of the Lease attached hereto as Exhibit “A” is a true and correct copy of the Lease. To the best of Tenant’s knowledge, the Lease is in full force and effect. The Lease has not been modified, altered, or amended except pursuant to the amendments, if any, the dates of which are referenced immediately below and copies of which are attached to this certificate:

Dates of Amendments:

3.	The current monthly base rent is:

4.	To the best of Tenant’s knowledge, there are no offsets, defenses, or counterclaims with respect to the payment of rent (including, without limitation, percentage rent) reserved under the Lease or to the performance of the other terms, covenants, and conditions of the Lease to be performed by Tenant.

5.	As of the date hereof, no default in the performance of any covenant, agreement, term, provision, or condition contained in the Lease has been declared under the Lease by either party thereto and, as of the date hereof, Tenant has no knowledge of any facts or circumstances which it might reasonably believe would give rise to any default by either Landlord or Tenant. Tenant has not assigned its interest in the Lease nor sublet the Property or any part thereof.

6.	Except as may be set forth below, Landlord does not hold a security deposit from Tenant in connection with the Lease. Security Deposit:

7.	No rent under the Lease has been paid more than thirty (30) days in advance of the due date.

8.	Tenant has accepted the Premises.

9.	There are no tenant improvements respecting the Premises which Landlord is obligated to pay for or to complete or cause to be completed.

Dated:                     , 2004

VALET PARK OF NEW ENGLAND, INC.

By:

Name: Title:

SCHEDULE 7(b)

Punch-List Items

SCHEDULE 8(a)(iv)

Litigation

The Chiofaro Company, LLC and New Wave Development, LLC have commenced an action in the Business Law Session of the Massachusetts Superior Court. The suit alleges that a joint venture agreement between plaintiffs and Columbia Plaza Associates (“CPA”) for the development and construction of the Property was wrongfully terminated, and that plaintiffs are entitled to recover their lost anticipated profits from the joint venture. The defendants include CPA, Seller and a number of other entities related to CPA, Seller and/or the One Lincoln project. Defendants have denied all of the asserted claims and have vigorously defended the lawsuit. Plaintiffs have voluntarily dismissed the claims against three of the defendants, and a motion for summary judgment is pending in the Court with respect to the claims against the remaining defendants.

SCHEDULE 13(a)(i)

Form of Deed

SCHEDULE 13(a)(ii)

Form of Bill of Sale

BILL OF SALE

This BILL OF SALE is given this          day of         , 20     by Kingston Bedford Joint Venture LLC, with an address c/o The Gale Company, State Street Financial Center, One Lincoln Street, 7th Floor, Boston, MA 02110 (“Seller”), to                                 , a                                  (“Buyer”).

Seller, for good and valuable consideration received from Buyer, the receipt and sufficiency of which are hereby acknowledged, hereby bargains, sells and conveys to Buyer all furnishings, furniture, equipment, supplies, and other personal property (hereinafter collectively referred to as “Personal Property”) of Seller located on, and used in connection with, the real property located in the City of                     , County of                     , Commonwealth of Massachusetts                     , which real property is more particularly described in the Agreement of Purchase and Sale dated                          , 20     between Seller and Buyer, to have and to hold the Personal Property unto Buyer, its successors and assigns, forever. Nothing contained in this Bill of Sale shall be construed to include in the definition of Personal Property any furniture, furnishings, trade fixtures, equipment or other personal property of Seller’s management agent or of any tenant occupying such real property.

Seller hereby covenant with Buyer that (1) Seller’s interest in the Personal Property is free and clear from any encumbrances whatsoever; and (2) Seller is the true and lawful owner of the Personal Property and has good right and lawful authority to bargain and sell the Personal Property to Buyer in the manner and form as aforesaid. Except as otherwise set forth herein, the Personal Property is being transferred by Seller to Buyer in its “AS IS” condition, without any representation or warranty of any kind or nature, express, implied, statutory or otherwise.

IN WITNESS WHEREOF, Seller has hereunto executed this Bill of Sale as of the date first above written.

Witnesses:	KINGSTON BEDFORD JOINT VENTURE LLC

By:

SCHEDULE 13(a)(iii)

Form of Assignment of Leases

ASSIGNMENT AND ASSUMPTION OF LEASES

Kingston Bedford Joint Venture LLC, with an address c/o The Gale Company, State Street Financial Center, One Lincoln Street, 7th Floor, Boston, MA 02110 (“Assignor”), for valuable consideration received, hereby assigns to                                                          , a                      having an office at                                                           (“Assignee”) all of Assignor’s right, title, interest and obligations as owner of certain real property and improvements known as                                                              , which real property is more fully described on Exhibit A, attached hereto and incorporated herein by this reference (the “Property”), under each lease and tenancy affecting the Property (individually, a “Tenant Lease”, and collectively, the “Tenant Leases”), which Tenant Leases are identified and described on Schedule I, attached to this Assignment and incorporated herein by this reference, together with all right, power, and authority of Assignor to alter, modify, or otherwise change the terms of the Tenant Leases and to surrender, cancel, and terminate the Tenant Leases or any of them, and together with all rents, income, and profits arising from the Tenant Lease from and after the date of this Assignment, and from any renewals of the Tenant Leases, including, without limitation, any security and damage deposits described therein.

Assignee hereby accepts the foregoing assignment, assumes all of Assignor’s right, title, interest and obligations under the Tenant Leases, and agrees to indemnify and hold harmless Assignor from and against any and all loss, cost, damage and expense (including reasonable attorneys’ fees) arising out of any of the Tenant Leases from and after the date hereof.

This Assignment shall benefit and bind Assignor and Assignee and the heirs, legal representatives, successors, and assigns of each of them.

IN WITNESS WHEREOF, Assignor, by its duly authorized representative, executes this Assignment as of the              day of                     , 2004.

WITNESSES:	ASSIGNOR:

KINGSTON BEDFORD JOINT VENTURE LLC

ASSIGNEE

COMMONWEALTH OF MASSACHUSETTS	)
) SS:
COUNTY OF	)

The foregoing instrument was acknowledged before me this              day of                     , 2004 b [                            ] as [                            ] of Kingston Bedford Joint Venture LLC, as his free act and deed and the free act and deed of such limited liability company.

Notary Public

My Commission Expires:

STATE OF	)
) SS:
COUNTY OF	)

The foregoing instrument was acknowledged before me this              day of                     , 20     by                         , a                     , on behalf of                 , a/an                  as his/her free act and deed and the free act and deed of such                     .

Notary Public

My Commission Expires:

SCHEDULE 13(a)(iv)

Form of Assignment of Service Contracts and Intangible Property

ASSIGNMENT AND ASSUMPTION OF SERVICE CONTRACTS

AND INTANGIBLE PROPERTY

Kingston Bedford Joint Venture LLC, with an address c/o The Gale Company, State Street Financial Center, One Lincoln Street, 7th Floor, Boston, MA 02110 (“Assignor”), for valuable consideration received, hereby assigns to                                              , a                              having an office at                                                           (“Assignee”) all of Assignor’s right, title, interest and obligations as owner of certain real property and improvements known as                                 , which real property is more fully described on Exhibit A, attached hereto and incorporated herein by this reference (the “Property”), in (i) each contract for operation or maintenance of the Property (individually, a “Service Contract”, and collectively, the “Service Contracts”), which Service Contracts are identified and described on Schedule I attached to this Assignment and incorporated herein by this reference and (ii) all intangible property owned by Assignor and used in connection with the Property, including all trademarks and trade names used in connection with the Property, all plans and specifications, if any, which were prepared in connection with the construction of the improvements and all licenses, permits and warranties now effect with respect to the Property to the extent assignable (collectively, the “Intangible Property”).

Assignee hereby accepts the foregoing assignment, assumes all of Assignor’s right, title, interest and obligations under, or by reason of, the Service Contracts and the Intangible Property, and agrees to indemnify and hold harmless Assignor from and against any and all loss, cost, damage and expense (including reasonable attorneys’ fees) arising out of, or by reason of, any of the Service Contracts or the Intangible Property from and after the date hereof.

This Assignment shall benefit and bind Assignor and Assignee and the heirs, legal representatives, successors, and assigns of each of them.

IN WITNESS WHEREOF, Assignor, by its duly authorized representative, executes this Assignment as of the              day of                     , 2004.

WITNESSES:	ASSIGNOR:

KINGSTON BEDFORD JOINT VENTURE LLC

By:

ASSIGNEE

By:

COMMONWEALTH OF MASSACHUSETTS	)
) SS:
COUNTY OF	)

The foregoing instrument was acknowledged before me this              day of                     , 2004 by[                                ] as [                                ] of Kingston Bedford Joint Venture LLC, as his free act and deed and the free act and deed of such limited liability company.

Notary Public

My Commission Expires:

STATE OF	)
) SS:
COUNTY OF	)

The foregoing instrument was acknowledged before me this              day of                     , 20     by                                 , a                         , on behalf of             , a/an              as his/her free act and deed and the free act and deed of such                     .

Notary Public

My Commission Expires:

SCHEDULE 13(a)(v)

Form of Affidavit of Non-Foreign Status

AFFIDAVIT OF NON-FOREIGN STATUS

(Corporation, Partnership, Trust, Transferor Estate)

Section 1445 of the Internal revenue Code of 1986, as amended, provides that a transferee of a U.S. real property interest must withhold tax if the transferor is a foreign person. To inform the transferee that withholding of tax is not required upon disposition of a U.S. real property interest by Kingston Bedford Joint Venture LLC (“KB LLC”), the undersigned hereby affirms the following on behalf of KB LLC:

1. KB LLC is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and income tax Regulations);

2. KB LLC’s U.S. employer identification number is [                    ]; and

3. KB LLC’s office address is:

c/o The Gale Company

State Street Financial Center

One Lincoln Street, 7th Floor

Boston, MA 02110

The undersigned understands that this Affidavit may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

Under penalties of perjury, I declare that I have examined this Affidavit and to the best of my knowledge and belief it is true, correct and complete, and I further declare that I have authority to sign this Affidavit on behalf of KB LLC.

Dated:

SCHEDULE 13(a)(vii)

Form of Seller’s Closing Certificate

SELLER’S CLOSING CERTIFICATE

Kingston Bedford Joint Venture LLC, a Delaware limited liability company (“Seller”), hereby certifies to                              that, to its actual knowledge, there is no default under the covenants, representations and warranties of Seller contained in certain Agreement of Purchase and Sale dated as of                          , 2004 and, in addition, that all such representations and warranties are true and correct without exception as of the date of this Seller’s Closing Certificate.

This Seller’s Closing Certificate is dated as of                                  , 2004.

KINGSTON BEDFORD JOINT VENTURE LLC

By:

SCHEDULE 13(b)(viii)

Form of Buyer’s Closing Certificate

BUYER’S CLOSING CERTIFICATE

                                 (“Buyer”), certifies hereby certifies to Kingston Bedford Joint Venture LLC, a Delaware limited liability company, that there is no default under the covenants, representations and warranties of Buyer contained in certain Agreement of Purchase and Sale dated as of                          , 20         and, in addition, that all such representations and warranties are true and correct without exception as of the date of this Buyer’s Closing Certificate.

This Buyer’s Closing Certificate is dated as of                                  , 2004.

By:

Its: